Exhibit 99.1

news

1350 East Newport Center Drive, Suite 201, Deerfield Beach, FL 33442 • 954/429-1500 • 954/429-1506

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Monday, April 18, 2005	TRADED: Nasdaq

DEVCON REPORTS A $19.3 MILLION INCREASE IN 2004 NET INCOME,

INCLUDING AN $11 MILLION DOLLAR SETTLEMENT;

NAMES STEPHEN J. RUZIKA AS CHIEF EXECUTIVE OFFICER

DEERFIELD BEACH, Fla., Apr. 18—Devcon International Corp. (NASDAQ: DEVC) today reported an increase of $19.3 million in net income to $10.6 million ($2.09 per fully diluted share) for the year ended December 31, 2004 when compared to a net loss of $ 8.6 million ($ 2.57 per fully diluted share) for the previous year.

In 2004, revenue increased $13.8 million to $69.2 million, a 25 % increase when compared to 2003 revenue of $55.3 million. The operating loss decreased $6.4 million to $2.7 million when compared to the 2003 operating loss of $9.1 million. This significant improvement was principally a result of the Construction and Materials Divisions achieving a combined increase in gross margin of $7.6 million. During the fourth quarter of 2004 we announced the settlement of outstanding note receivables and various pending claims with the Government of Antigua and Barbuda, which resulted in other income amounting to $11.0 million.

The Construction Division continued to improve during 2004. Revenues increased by $7.9 million to $25.1 million when compared to $17.1 million during 2003. This division continued to experience improved revenue and related gross margin dollars in most of its operating areas, particularly the Bahamas. Currently, this division is expected to experience continued revenue growth accompanied by corresponding increases in aggregate gross margin dollars. However, due to the mix of projects currently being worked, accompanied by pending bids outstanding, the company currently anticipates that gross margin as a percentage of revenue may experience a minor decline in 2005.

The Materials Division revenue increased by $4.8 million to $43.0 million in 2004 when compared to $38.2 million in 2003. Operating losses decreased during the year, from $5.9 million in 2003 to $2.7 million in 2004, however this division did record an operating loss of $2.6 million in the fourth quarter of 2004 compared to an operating loss of $0.9 million during the comparable quarter of 2003. Operating results during the fourth quarter of 2004 were significantly affected by negative inventory variations, an impairment of certain assets used in operations, and an increase in bad debt expense relating to certain trade and notes receivable. The increase in bad debt expense is principally attributable to the division’s Sint Maarten and Antigua operations. The implementation of additional review procedures and improved financial controls, which should reduce these write-downs in the future, is underway. In addition, the company is in the process of reviewing in detail this division’s operations and, based upon the findings, will implement the necessary changes to improve profitability, which the company anticipates will be achieved through price increases, where appropriate, and operating expense reductions. Based upon the outcome of this review the company may pursue an orderly divestment of all or certain of these operations.

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PAGE 2 / DEVCON REPORTS A $19.3 MILLION INCREASE IN 2004 NET INCOME

Devcon also announced today that it has appointed Stephen J. Ruzika as Chief Executive Officer, succeeding Donald L. Smith, Jr. who will retire as of April 18, 2005, and retain the position of Chairman of the Board.

Mr. Ruzika, 49, has been the president of the company since October 2004 and will be the chief executive officer of the company effective April 18, 2005. Mr. Ruzika has served as president of Devcon Security Holdings, Inc. since August 2004. Prior to that Mr. Ruzika served as chairman and chief executive officer of Congress Security Services Inc. Congress, through its subsidiaries, including Security Equipment Company, Inc., which was acquired by the company on July 30, 2004, provides employment screening and paperless workflow services to major corporate clients in North America.

Prior to that Mr. Ruzika served as chief executive officer of Carlisle Holdings Limited (formerly known as BHI Incorporated), a Nasdaq-listed company. Mr. Ruzika is the former chief financial officer (1989-1997) of ADT Limited and president of ADT Security Services, Inc., and has over 20 years of experience in the security services industry.

Donald L. Smith Jr., 83, has served as chairman and chief executive officer of Devcon since founding the company in 1950. During his tenure, he has directed the company’s growth from its beginnings as a small south Florida contractor to a major provider of construction materials and construction contracting services in the eastern Caribbean.

“During his long tenure Don has led the company to enjoy good success which has resulted in Devcon having a strong market share in the construction and materials business in the Caribbean. Don has laid a good foundation upon which we can build and I am excited about working closely with Dave Rulien, the president of the Construction and Materials and Utilities Divisions, as well as with all members of the Devcon team in the years ahead,” Mr. Ruzika said.

In addition, Devcon has also announced the following changes in senior management: Ron G. Lakey was named Vice President of Business Development, effective April 13, 2005, and Robert C. Farenhem has been appointed the company’s interim Chief Financial Officer.

Mr. Lakey joined Devcon as its chief financial officer in February 2005. Prior to joining the company in February 2005, Mr. Lakey served on the Board of Directors and as chief financial officer of Alice Ink, Inc., a privately-held consumer products company. Mr. Lakey, from July 1987 to August 1997, served in various financial and operational positions for various subsidiaries of ADT Limited, the last being chief operating officer for its operations in Canada and 11 European countries.

Mr. Farenhem has been and is a principal and chief financial officer of Royal Palm Capital Partners, a private investment firm, since April 2003. Previously, Mr. Farenhem served as executive vice president of strategic planning and corporate development for Bancshares of Florida (NASDAQ: BOFL) and the chief financial officer for Bank of Florida from February 2002 to April 2003. Mr. Farenhem served as an investment banker with Bank of America Securities from October 1988 through February 2002.

“This is an exciting time for our company,” Mr. Smith said. “Steve’s continued leadership capabilities and broad experience should have an extraordinarily positive impact on our company’s growth. I am confident that his leadership as chief executive officer will position Devcon for its continued growth as a diversified services company.”

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PAGE 3 / DEVCON REPORTS A $19.3 MILLION INCREASE IN 2004 NET INCOME

About Devcon

Devcon has three operating divisions and an operating joint venture. The new Security Services Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Croix and St. Thomas in the U.S. Virgin Islands, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda. DevMat, an 80-percent-owned joint venture, was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.

Forward-Looking Statement

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward looking words such as “anticipate,” “believe,” “could,” estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Factors Affecting Our Operating Results, Financial Condition, Business Prospects and Market Price of Stock” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2004 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

The company’s fourth quarter conference call is scheduled for 10:00 a.m. ET Wednesday, April 20. The call may be accessed through a live webcast link on the company’s Internet home page, www.devc.com. The webcast will be archived and available on the company’s website for one month following each call.

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PAGE 4 / DEVCON REPORTS A $19.3 MILLION INCREASE IN 2004 NET INCOME

DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	2004	2003
Revenue
Materials revenue	$41,061,332	$35,407,375
Materials revenue, related party	1,918,593	2,801,872
Construction revenue	14,657,257	12,248,611
Construction revenue, related party	10,394,281	4,855,237
Security revenue	943,080	—
Other revenue	183,938	—

Total revenue	69,158,481	55,313,095

Cost of Sales
Cost of Materials	(36,083,264)	(33,304,509)
Cost of Construction	(17,547,373)	(15,254,280)
Cost of Security	(648,200)	—
Cost of Other	(156,362)	—

Gross profit	14,723,282	6,754,306

Operating expenses:
Selling, general and administrative	(15,141,900)	(10,902,483)
Severance and retirement	(1,655,968)	(2,095,563)
Impairment of assets	(621,926)	(2,859,235)

Operating (loss), as revised	(2,696,512)	(9,102,975)

Other income (expense):
Joint venture equity earnings	71,300	107,162
Interest expense	(164,051)	(151,119)
Interest income, receivables	2,631,398	2,444,541
Interest income, banks	265,491	167,349
Other income	—	305,744
Gain on Antigua Note	10,970,012	—

Income (loss) before taxes	11,077,638	(6,229,298)

Income tax expense	(440,766)	(2,388,157)

Net income (loss)	$10,636,872	$(8,617,455)

Income (loss) per common share–basic	$2.44	$(2.57)
Income (loss) per common share–diluted	$2.09	$(2.57)
Weighted average number of shares outstanding:
Basic	4,363,476	3,351,817
Diluted	5,096,566	3,351,817

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PAGE 5 / DEVCON REPORTS A $19.3 MILLION INCREASE IN 2004 NET INCOME

DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$34,928,162	$10,030,006
Accounts and notes receivable, net	12,561,575	12,638,671
Costs and estimated earnings in excess of billings	1,130,184	1,170,572
Inventories	3,324,237	3,386,930
Prepaid expenses	746,991	288,973
Prepaid taxes	4,401,480	—
Other current assets	4,427,077	515,219
Property, plant and equipment, net	27,745,082	23,949,269
Investments in unconsolidated joint ventures and affiliates, net	362,434	349,413
Notes receivable	3,318,464	10,919,100
Intangible assets, net of amortization	4,320,815	—
Goodwill	1,114,524	—
Other long-term assets	3,284,044	1,170,589

Total assets	$101,665,069	$64,418,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,460,364	$12,190,803
Long-term debt, excluding current installments	564,440	2,424,144
Retirement and severance	4,012,596	3,094,580
Other long-term liabilities	644,751	1,160,147
Total stockholders’ equity	76,982,918	45,549,068

Total liabilities and stockholders’ equity	$101,665,069	$64,418,742

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FOR MORE INFORMATION:	Stephen J. Ruzika, CEO
Devcon International Corp.
954/429-1500
-or-
Investor Relations Consultants
727/781-5577 or E-mail: devc@mindspring.com